Exhibit 4.4 Description of the Company’s 1.000% notes due 2022, 1.625% notes due 2026 and 2.125% notes due 2030

The following summary of Eli Lilly and Company’s above referenced debt securities is based on and qualified by the indenture, dated as of February 1, 1991, between us and Deutsche Bank Trust Company Americas (as successor to Citibank, N.A.), as trustee and the forms of 1.000% notes due 2022 (the “1.000% notes”), 1.625% notes due 2026 (the “1.625% notes”) and 2.125% notes due 2030 (the “2.125% notes,” and together with the 1.000% notes and 1.625% notes, the “notes”). For a complete description of the terms of the notes, refer to the indenture, the form of officers’ certificate setting forth the terms and forms of the notes, all of which are filed as exhibits to the Form 8-A filed with the Securities and Exchange Commission on June 2, 2015. Throughout this exhibit, references to “we,” “the Company,” “our,” and “us” refer to Eli Lilly and Company, unless otherwise indicated.

General
The 1.000% notes:

•	mature on June 2, 2022;

•	bear interest at a rate of 1.000% per annum;

•	are unsecured;

•	rank equally with all of our other present and future unsecured and unsubordinated indebtedness;

•	are issued as a separate series under the indenture, in registered, book-entry form only;

•	are repayable at par at maturity;

•	are redeemable by us at any time prior to maturity as described below under “-Optional Redemption” and in connection with certain events involving United States taxation;

•	are subject to defeasance and covenant defeasance; and

•	are not subject to any sinking fund.

The 1.625% notes:

•
were issued in an aggregate initial principal amount of €750,000,000, which remains outstanding as of December 31, 2019 and are, subject to our ability to issue additional 1.625% notes which may be of the same series as the 1.625% notes as described under “-Further Issues;”

•	mature on June 2, 2026;

•	bear interest at a rate of 1.625% per annum;

•	are unsecured;

•	rank equally with all of our other present and future unsecured and unsubordinated indebtedness;

•	are issued as a separate series under the indenture, in registered, book-entry form only;

•	are repayable at par at maturity;

•	are redeemable by us at any time prior to maturity as described below under “-Optional Redemption” and in connection with certain events involving United States taxation;

•	are subject to defeasance and covenant defeasance; and

•	are not subject to any sinking fund.

The 2.125% notes:

•
were issued in an aggregate initial principal amount of €750,000,000, which remains outstanding as of December 31, 2019 and are subject to our ability to issue additional 2.125% notes which may be of the same series as the 2.125% notes as described under “-Further Issues;”

•	mature on June 3, 2030;

•	bear interest at a rate of 2.125% per annum;

•	are unsecured;

•	rank equally with all of our other present and future unsecured and unsubordinated indebtedness;

•	are issued as a separate series under the indenture, in registered, book-entry form only;

•	are repayable at par at maturity;

•	are redeemable by us at any time prior to maturity as described below under “-Optional Redemption” and in connection with certain events involving United States taxation;

•	are subject to defeasance and covenant defeasance; and

•	are not subject to any sinking fund.

The indenture and the notes do not limit the amount of indebtedness which may be incurred or the amount of securities which may be issued by us or our subsidiaries, and contain no financial or similar restrictions on us or our subsidiaries, except as described under the captions “Limitation on Liens” and “Limitation on Sale and Leaseback Transactions.”

Interest

We pay interest on the 1.000% notes at a rate of 1.000% per annum on each June 2, commencing on June 2, 2016, to the persons in whose names such notes are registered at the close of business on May 18 (whether or not a business day), immediately preceding such interest payment date. We pay interest on the 1.625% notes at a rate of 1.625% per annum on each June 2, commencing on June 2, 2016, to the persons in whose names such notes are registered at the close of business on May 18 (whether or not a business day), immediately preceding such interest payment date. We pay interest on the 2.125% notes at a rate of 2.125% per annum on each June 3, commencing on June 3, 2016, to the persons in whose names such notes are registered at the close of business on May 18 (whether or not a business day), immediately preceding such interest payment date. Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or from June 2, 2015, if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention, which is set forth in the rulebook of the International Capital Market Association, is referred to as ACTUAL/ACTUAL (ICMA).

If any interest payment date falls on a day that is not a business day, we will make the required interest payment on the next business day, and no interest on such payment will accrue for the period from and after such interest payment date. Similarly, if the stated maturity date or the date of earlier redemption, as the case may be, of the notes falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and interest, if any, on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date or redemption date, as the case may be.

“Business day” means any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York or London, and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or any successor thereto, is open.

Issuance in Euro

Initial holders will be required to pay for the notes in euro, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euro. If, on or after the date of the issuance of the notes, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/dollar exchange rate available on or prior to the second business day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of the notes so made in dollars will not constitute an event of default under the notes or the indenture. Neither the trustee nor any paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Optional Redemption

At our option, we may redeem the notes, in whole or in part, at any time or from time to time as described below.

If we redeem all or any part of the 1.000% notes, the 1.625% notes or the 2.125% notes prior to the applicable Par Call Date (as defined below), we will pay a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed on the redemption date; and

•
as calculated by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including the amount, if any, of unpaid interest accrued to, but excluding, the redemption date) discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)) using a discount rate equal to the sum of the Reference Dealer Rate (as defined below), plus 0.15% (or 15 basis points) with respect to the 1.000% notes, 0.20% (or 20 basis points) with respect to the 1.625% notes or 0.25% (or 25 basis points) with respect to the 2.125% notes;

plus, in each case, unpaid interest accrued on such notes to, but excluding, the redemption date. If we redeem all or any part of the 1.000% notes, all or any part of the 1.625% notes or all or any part of the 2.125% notes on or after the applicable Par Call Date, we will pay a redemption price equal to 100% of the principal amount of the 1.000% notes, the 1.625% notes or the 2.125% notes, as applicable, being redeemed plus accrued and unpaid interest thereon.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on an interest payment date falling on or prior to a redemption date will be payable on such interest payment date to the registered holders as of the close of business on the relevant record date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date at the applicable redemption price.

“Par Call Date” means March 2, 2022 for the 1.000% notes, March 2, 2026 for the 1.625% notes and March 3, 2030 for the 2.125% notes.

“Quotation Agent” means the Reference Dealer selected by us.

“Reference Dealer” means (i) each of Credit Suisse Securities (Europe) Limited, Deutsche Bank AG, London Branch and J.P. Morgan Securities plc (or their respective affiliates that are Euro Security Dealers (as defined below)), and their respective successors; provided, however, that if any of the foregoing shall cease to be a Euro securities dealer (a “Euro Security Dealer”), we will substitute therefor another Euro Security Dealer; and (ii) any other Euro Security Dealer(s) selected by us.

“Reference Dealer Quotation” means, with respect to each Reference Dealer and any redemption date prior to the applicable Par Call Date for the 1.000% notes, the 1.625% notes and the 2.125% notes, the arithmetic average of the quotations quoted in writing to us by each Reference Dealer of the average midmarket annual yield to maturity of the 2.000% German Bundesobligationen due January 4, 2022 with respect to the 1.000% notes, the 0.500% German Bundesobligationen due February 15, 2025 with respect to the 1.625% notes and the 4.750% German Bundesobligationen due July 4, 2028 with respect to the 2.125% notes, or, if the applicable reference security is no longer outstanding, a similar security in the reasonable judgment of such Reference Dealer at 11:00 a.m. (London time) on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price). Before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of the notes of the particular series to be redeemed on that date. If fewer than all of the notes of such series are to be redeemed, the notes to be redeemed shall be selected by lot by the trustee by a method the trustee deems to be fair and appropriate.

The notes will not be entitled to the benefit of any mandatory redemption or sinking fund provisions.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary so that the net payment by us or a paying agent of the principal of and interest on the notes to a person that is a non-U.S. holder, after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of the notes had no withholding or deduction been required.

Our obligation to pay additional amounts shall not apply:

(i)	to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner, or a fiduciary, settlor, beneficiary or member of the beneficial owner if the beneficial owner is an estate, trust or partnership, or a person holding a power over an estate or trust administered by a fiduciary holder:

(1)	is or was present or engaged in a trade or business in the United States or has or had a permanent establishment in the United States;

(2)	is or was a citizen or resident or is or was treated as a resident of the United States;

(3)
is or was a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation for the United States federal income tax purposes, is or was a corporation that has accumulated earnings to avoid United States federal income tax or is or was a private foundation or other tax-exempt organization;

(4)	is or was an actual or constructive “10-percent shareholder” of ours, as defined in Section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); or

(5)	is or was a bank receiving interest described in Section 881(c)(3)(A) of the Code;

(ii)
to any holder that is not the sole beneficial owner of notes, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

(iii)
to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(iv)	to any tax, assessment or governmental charge that is imposed other than by deduction or withholding by us or a paying agent from the payment;

(v)
to any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;

(vi)	to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;

(vii)
to any tax, assessment or other governmental charge any paying agent (which term may include us) must withhold from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;

(viii)
to any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the holder of a note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(ix)
any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement); or

(x)	in the case of any combination of the above items.

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading “-Payment of Additional Amounts” and under the heading “-Redemption Upon a Tax Event,” we do not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

In particular, we will not pay additional amounts on any note:

•
where withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, that directive, or

•
presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant note to another paying agent in a member state of the European Union.

Redemption Upon a Tax Event

If (i) we become or will become obligated to pay additional amounts as described under the heading “-Payment of Additional Amounts” as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of the issuance of the notes, or (ii) a taxing authority of the United States takes an action on or after the date of the issuance of the notes, whether or not with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, in either case, with respect to the notes for reasons outside our control and after taking reasonable measures available to us to avoid such obligation, then we may, at our option, redeem, as a whole, but not in part, each series of the notes at any time prior to maturity on not less than 30 nor more than 60 calendar days’ prior notice to the holders, at a redemption price equal to 100% of their principal amount, together with unpaid interest accrued thereon to the date fixed for redemption. No redemption pursuant to (ii) above may be made unless we shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described under the heading “-Payment of Additional Amounts” and we shall have delivered to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion, we are entitled to redeem the notes pursuant to their terms.

Further Issues

We may, without the consent of the holders of the notes, issue additional debt securities having the same ranking, interest rate, maturity, redemption provisions and other terms as the notes of a particular series, except for the date of original issuance and the first interest payment date applicable thereto. Any additional debt securities having such similar terms, together with the notes of such series, will constitute a single series of debt securities under the indenture.

Limitation on Liens

We will not, and will not permit any of our subsidiaries to, create, assume or suffer to exist any lien on restricted property to secure any of our debt, any debt of any of our subsidiaries or any debt of any other person unless we also secure the debt securities of any series having the benefit of this covenant by a lien equally and ratably with such other debt for so long as such other debt shall be so secured. The indenture contains the following exceptions to the foregoing prohibition:

(i)	liens existing on property owned or leased by a corporation existing when such corporation becomes a subsidiary;

(ii)	liens existing on the date of issuance of the first debt security of the particular series;

(iii)	liens existing on property when the property was acquired by us or any of our subsidiaries;

(iv)
liens to secure debt incurred prior to, at the time of or within 12 months after the acquisition of restricted property or the completion of the construction, alteration, repair or improvement of restricted property, as the case may be, for the purpose of financing all or a part of the purchase price or cost thereof and liens to the extent they secure debt in excess of such purchase price or cost and for the payment of which recourse may be had only against such restricted property;

(v)
certain liens in favor of governmental entities that are required by the provisions of any contract or statute, or any liens securing industrial development, pollution control or similar revenue bonds;

(vi)	any lien securing debt of a subsidiary owing to us or to another subsidiary;

(vii)
any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any lien referred to in clauses (i) through (vi) above, inclusive, so long as (1) the principal amount of the debt secured thereby does not exceed the principal amount of debt so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the lien as well)

and (2) the lien is limited to the same property subject to the lien so extended, renewed or replaced (and improvements on the property); and

(viii)	any lien that would not otherwise be permitted by clauses (i) through (vii) above, inclusive, securing debt which, together with:

▪	the aggregate outstanding principal amount of all other debt of ours and our subsidiaries owning restricted property which would otherwise be subject to the foregoing restrictions, and

▪	the aggregate value of existing sale and leaseback transactions which would be subject to the foregoing restrictions absent this clause (viii), does not exceed 15% of our consolidated net tangible assets.

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our subsidiaries owning restricted property to, enter into any sale and leaseback transaction unless:

(1) our company or such subsidiary could incur debt, in a principal amount at least equal to the value of such sale and leaseback transaction, secured by a lien on the property to be leased (without equally and ratably securing the outstanding debt securities) because such lien would be of a character that no violation of the covenant described under “- Limitations on Liens” above would result; or

(2) we apply, during the six months following the effective date of the sale and leaseback transaction, an amount equal to the value of the sale and leaseback transaction to the voluntary retirement of funded debt (whether by redemption, defeasance, repurchase, or otherwise) or to the acquisition of restricted property.

Definitions of Certain Terms

The following are the meanings of terms that are important in understanding the covenants previously described:

•
“consolidated net tangible assets” means the total assets (less applicable reserves and other properly deductible items) less current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on our most recent consolidated balance sheet determined in accordance with generally accepted accounting principles.

•
“funded debt” means our indebtedness or the indebtedness of a subsidiary owning restricted property maturing by its terms more than one year after its creation and indebtedness classified as long-term debt under generally accepted accounting principles and in each case ranking at least pari passu with the debt securities.

•
“original issue discount security” means any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity thereof pursuant to the indenture.

•	“restricted property” means

◦
any manufacturing facility (or portion thereof) owned or leased by us or any of our subsidiaries and located within the continental United States which, in the opinion of our board of directors (or a committee thereof), is of material importance to our business and the business of our subsidiaries taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value, before deducting accumulated depreciation, is less than 2% of our consolidated net tangible assets; or

◦	any shares of capital stock or indebtedness of any subsidiary owning any such manufacturing facility.

•
“sale and leaseback transaction” means any arrangement with any person providing for the leasing by us or any subsidiary of any restricted property which has been or is to be sold or transferred by us or such subsidiary to such person, excluding (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between us and a subsidiary or between subsidiaries, (3) leases of a restricted property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the restricted property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

•
“subsidiary” means any corporation more than 50% of the voting stock of which shall at the time be owned by us or by one or more subsidiaries or by us and one or more subsidiaries, but shall not include any corporation of which we and/or one or more subsidiaries owns directly or indirectly, less than 50% of the outstanding stock of all classes having ordinary voting power for the election of directors but more than 50% of the outstanding shares of stock of a class having by its terms ordinary voting power as a class to elect a majority of the board of directors of such corporation.

•
“value” means, with respect to a sale and leaseback transaction, an amount equal to the net present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the debt securities of all series (including the yield to maturity on any original issue discount securities) which are outstanding on the effective date of such sale and leaseback transaction.

Because the covenants described above cover only manufacturing facilities in the continental United States, our manufacturing facilities in Puerto Rico and elsewhere in the world are excluded from the operation of the covenants described above.

There are no other restrictive covenants contained in the indenture. The indenture does not contain any provision which restricts us from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not contain any financial ratios, or specified levels of net worth or liquidity to which we must adhere. In addition, the indenture does not contain any provision which would require that we repurchase or redeem or otherwise modify the terms of any of our debt securities upon a change in control or other events involving us which may adversely affect the creditworthiness of the debt securities.

Events of Default

The indenture provides that, with respect to any series of debt securities, an event of default consists of:

•	failure to pay interest when due on any debt securities of such series, continued for 30 days;

•	failure to pay principal or premium, if any, when due (whether at maturity, upon redemption, by declaration or otherwise) on any debt securities of such series;

•
failure to observe or perform the covenant in the indenture described below under “Merger or Consolidation” after written notice from the trustee or holders of 25% or more in aggregate principal amount of debt securities of such series outstanding thereunder;

•
failure to observe or perform any of our covenants in the indenture or the debt securities of such series (other than a covenant included in the indenture or the debt securities solely for the benefit of a series of debt securities other than such series), continued for 60 days (except in the case of a violation of the covenant described below under “Merger or Consolidation”) after written notice from the trustee or the holders of 25% or more in aggregate principal amount, of debt securities of such series outstanding thereunder;

•	certain events of our bankruptcy, insolvency or reorganization; and

•	any other event of default as may be specified for such series.

The indenture provides that if an event of default with respect to any series of debt securities at the time outstanding occurs and is continuing, either the trustee or the holders of 25% or more in aggregate principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of debt securities of such series outstanding may declare the principal amount of all debt securities of such series to be due and payable immediately. At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before there has been a sale of property under a judgment or decree for the payment of moneys due, the holders of a majority in aggregate principal amount of the debt securities of such series outstanding may waive the default and rescind the declaration and its consequences if:

1.	we have paid or deposited with the trustee a sum sufficient to pay:

a.	all matured installments of interest upon all the debt securities of such series;

b.	the principal of and premium, if any, on any and all debt securities of such series which have become due other than by declaration;

c.
interest on overdue installments of interest, to the extent legally enforceable under applicable law, and on such principal of and premium, if any, on each debt security of such series at the rate borne by such debt security to the date of such payment or deposit or yield to maturity (in the case of an original issue discount security); and

d.	the expenses of the trustee, and reasonable compensation to the trustee, agents, attorneys and counsel; and

2.	any and all defaults under the indenture, other than the nonpayment of principal on the debt securities of such series which may have become due by declaration, have been remedied.

The indenture provides that the holders of a majority in aggregate principal amount of the debt securities of any series outstanding under the indenture may, subject to certain exceptions, direct the trustee as to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power or trust conferred upon the trustee. The holders of a majority in aggregate principal amount of the debt securities of any series outstanding may on behalf of all holders of debt securities of such series waive any past default and its consequences with respect to debt securities of such series, except a default in the payment of the principal of, premium, if any, or interest, if any, on any of the debt securities of such series.

Holders of any debt securities of any series may not institute any proceeding to enforce the indenture or any remedy thereunder unless the trustee shall have failed to act for 60 days after a request and offer of reasonable indemnity by the holders of 25% or more in aggregate principal amount of the debt securities of such series outstanding. However, the right of any holder of any security of any series to enforce payment of the principal of or premium, if any, or interest, if any, on his debt securities when due shall not be impaired without the consent of such holder.

The trustee is required to give the holders of any debt security of any series notice of default with respect to such series known to it within 90 days after the happening of the default, unless cured before the giving of such notice. However, except for defaults in payments of the principal of or premium, if any, or interest, if any, on the debt securities of such series, the trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of the holders of the debt securities of such series.

We are required to deliver to the trustee each year an officers’ certificate stating whether such officers have obtained knowledge of any default by our company in the performance of all covenants and, if so, specifying the nature of such default.

Merger or Consolidation

The indenture provides that without the consent of the holders of any of the outstanding debt securities under the indenture, we may consolidate with or merge into, or transfer or lease substantially all of our assets to, any domestic corporation, association, company or business trust (as used in this subsection, a “corporation”), provided:

•	the successor corporation assumes all of our payment obligations under the debt securities and the performance of all of our other covenants under the indenture; and

•	certain other conditions described in the indenture are met.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. As a result of this uncertainty:

i.
there could be a disagreement between us and the holders of debt securities over whether, as a condition to a transfer or lease of our assets, the successor entity is required to assume our obligations under the indenture and, consequently, whether a failure to assume such obligations would result in an event of default under the indenture;

ii.
in the event that the holders of debt securities attempt to declare an event of default and exercise their acceleration rights under the indenture in such circumstances and we contest such action, there can be no assurance as to how a court interpreting applicable law would interpret the phrase “substantially all”; and

iii.	it may be difficult for holders to debt securities to declare an event of default and exercise their acceleration rights.

Discharge, Legal Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice) by irrevocably depositing with the trustee, in trust, funds in the currency or currencies in which those debt securities are payable in an amount sufficient to pay the entire indebtedness on those debt securities in respect of principal, premium, if any, and interest to the date of that deposit (if those debt securities have become due and payable) or to the maturity date, as the case may be.

At our option, we may be discharged, subject to certain terms and conditions, from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer and exchange of debt securities, replace stolen, lost or mutilated debt securities and coupons, maintain paying agencies and hold moneys for payment in trust) or need not comply with certain restrictive covenants of the indenture if:

(1) we have deposited with the trustee, in trust, money, and in the case of debt securities and coupons denominated in U.S. dollars, U.S. government obligations or, in the case of debt securities and coupons denominated in a foreign currency, foreign currency government securities, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money or a combination of money, and either U.S. government securities or foreign currency government securities, as the case may be, in an amount sufficient to pay in the currency in which the debt securities are payable all the principal of and premium, if any, and interest on the debt securities on the date such payments are due in accordance with the debt securities;
(2) (i) no event of default or event which with notice or lapse of time would become an event of default shall have occurred and be continuing on the date of such deposit, (ii) no event of default relating to our bankruptcy, insolvency or reorganization, or event which with notice or lapse of time or both would become such an event of default, shall have occurred within 90 days after the date of such deposit, and (iii) such deposit and discharge will not result in any default or event of default under any material indenture, agreement or other instrument binding upon us or any of our properties;
(3) we have delivered to the trustee an opinion of counsel to the effect that such deposit and discharge will not cause the holders of the debt securities of such series to recognize income, gain or loss for federal income tax purposes and that such holders will be subject to federal income tax in the same amounts, manner and time had such deposit and discharge not occurred; and
(4) we have delivered to the trustee an officer’s certificate and an opinion from our counsel stating that we have complied with all conditions precedent set forth in the indenture or the applicable supplemental indenture relating to the satisfaction and discharge of the indebtedness of the series of debt securities.

Modification and Waiver

The indenture contains provisions permitting us and the trustee, with consent of the holders of not less than a majority of the aggregate principal amount of the notes at the time outstanding, evidenced as provided in the indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of any supplemental indenture with respect to the notes or of modifying in any manner the rights of the holders of the notes; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any note, or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest, if any, thereon or make the principal thereof or premium, if any, or interest, if any, thereon payable in any currency other than as provided pursuant to the indenture or this note, without the consent of the holders of each note so affected; or (ii) reduce the aforesaid percentage of the notes, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all notes then outstanding.

Concerning the Trustee

Deutsche Bank Trust Company Americas is the current trustee under the indenture. The trustee may acquire and hold debt securities and, subject to certain conditions, otherwise deal with us as if it were not trustee under the indenture. The trustee and its affiliates have in the past provided, and may from time to time in the future provide, trustee, commercial banking, investment banking and other services to us in the ordinary course of their respective businesses for which they have received, and will receive, customary compensation.